EXHIBIT 99.1

For Immediate Release	Media Contact
Dick Parsons

(949) 234-1999 dickparsons@seychelle.com

Seychelle Reports Pre-Tax Earnings Have Increased by 61% for Fiscal Year ended 2-28-14
Prior Year, Exclusive of the Reversal of the Deferred Tax Valuation Allowance and
Reflects the Company’s Viability after 5 Years of Profitable Growth

Shipments to Japan expected to start in June/July of radiological and alkaline (pH enhanced) filter bottles with other new products to follow – Stateside we have shipped Private Label bottles into 738 Rite Aid stores

SAN JUAN CAPISTRANO, Calif. -- (BUSINESS WIRE) –  May 27, 2014 –Seychelle Water Filtration Products, a DBA of Seychelle Environmental Technologies, Inc. (Seychelle) (OTCQB: SYEV), a worldwide leader in the development, assembly and sale of proprietary portable water filtration bottles made several announcements today relating to its most recent Fiscal Year’s end.

For the Fiscal Year ended February 28, 2014, Revenue was $5,128,561 compared to $ 4,847147 in the prior year, an increase of $281,414 (+6%). In addition, Net Income before taxes of $737,254 was an increase of $246,151 (+50%) compared to the prior year’s Net Income after taxes of $635,883.

Prior to the effect of a reversal of the deferred tax valuation allowance, the Company had Net Income of $406,797 which is an increase of $154,059 (+61%) versus prior year of $252,738.  This calculation eliminates the negative impact on Net Income in 2014 which is artificially down by 20% Versus Prior Year due to reversing tax valuation amounts from the prior fiscal year.  See Table Below.

The trend in net income, exclusive of the reversal of the deferred tax valuation allowance, reflects the Company’s Viability after 5 years of profitable growth.

	Years Ended
	February 28,	February 28,		Percentage
	2014	2013	Difference	Change

Income before income taxes	737,254	491,103	246,151	50%
Income before income taxes percentage	14%	10%		4%

Benefit (expense) from income taxes (A)	(330,457)	(238,365)	(92,092)	39%
Net income (A)	406,797	252,738	154,059	61%
Net income percentage (A)	8%	5%		3%

(A) exclusive of the reversal of the deferred tax valuation allowance.

Carl Palmer, President, Founder and Chairman stated that, “Now that we have received final approval for our 20 oz and 25 oz radiological and alkaline (pH enhanced) filter bottles in Japan, we are preparing for market entry with a Joint Venture partner in the later part of June or early July. We have designed attractive retail boxes for both bottles, and will offer a Japanese translated version. We also have designed a new pitcher, and expect Government approval the end of June so that we can launch that product this summer as well.”

Mr. Palmer went on to say that “We are also announcing the introduction of two new product lines for the world market: a “his” and “hers” baby bottle set with a filtering system that removes chlorine and lead, tested by NSF Standards. The pink and blue bottles will be available for global sales within 60 days. Also, a baby shower filter that attaches to a kitchen faucet or existing shower arm and instantly delivers filtered water that is fresh, clean and healthy! The global baby care market was worth $41.3 billion in 2011 and is expected to reach $62.3 billion in 2017. Therefore, we believe that our new products will be well received by mothers, grandmothers and family members who want pure water for their infants and young children.”

Mr. Palmer noted that “We have also developed a filter system for a stainless steel water pitcher with a heating element. This product has worldwide capability in that it allows consumers to make filtered hot water for tea, or drink cold or room temperature water anytime. This product is anticipated to be available for sale by the summer. Both product lines will be competitively priced, and to our knowledge, are the first of their kind on the world market.”

Dick Parsons, Chief Executive Officer, announced that “As part of our retail expansion program in the US, we are pleased to announce an association with Ready Freddy, a recognized leader in emergency and survival kits, for which we have made available a 28 oz flip top advanced filter bottle under their brand name for Rite Aid stores in the US. Ready Freddy has created an emergency products section in a revised store planogram – and a national rollout is underway. In April, 2014, of our Private Label 28 oz flip top initial shipments went into 738 stores. Additional stores will be added this year and in 2015. It is our expectation that the success of this program will lead to interest from other national retailers in 2014 and beyond.”

With Seychelle portable water filtration, consumers can drink, with complete confidence, perfectly filtered water that is great-tasting from a variety of sources – the tap, rivers, streams, ponds or creeks. The regular filter works for water from the tap while the standard and advanced filters are needed for most outdoor uses. The proprietary Seychelle Ionic Adsorption Micron Filtration (IAMF) has been tested extensively by Independent Government Laboratories in the US and throughout the world to strict EPA/ANSI protocols and NSF Standards 42 and 53 by Broward Testing Laboratories.

“Perfectly Filtered Water – Great Taste – Healthier Life”

Note to Investors

This press release may contain certain forward-looking information about the Seychelle’s business prospects/projections.  These are based upon good-faith current expectations of Seychelle’s management. Seychelle makes no representation or warranty as to the attainability of such assumptions/projections. Investors are expected to conduct their own investigation with regard to Seychelle. Seychelle assumes no obligation to update the information in this press release. For more information, please visit www.seychelle.com  or call (949) 234-1999.